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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160480

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion
Preliminary Prospectus Supplement dated January 10, 2011

PROSPECTUS SUPPLEMENT
(To prospectus dated July 8, 2009)

$

Senior Housing Properties Trust
    % Senior Notes Due 20

COMPANY

–>
We are a real estate investment trust which invests in senior living properties, including apartment buildings for aged residents, independent living properties, assisted living facilities, nursing homes, wellness centers and medical office, clinic and biotech laboratory buildings.

USE OF PROCEEDS

–>
We expect to apply the net proceeds from this offering to repay amounts outstanding under our revolving credit facility and for general business purposes, which may include funding possible future acquisitions of properties.

NOTES

–>
We are offering $             aggregate principal amount of our         % senior notes due 20    .

–>
Interest on the notes will be payable semi-annually on                                        and                                         each year, beginning                      2011.

–>
We may redeem the notes in whole at any time or in part from time to time before they mature at the redemption price described in this prospectus supplement under the caption "Description of notes—Optional Redemption of the Notes". If the notes are redeemed on or after                                         (three months prior to the stated maturity date for the notes), the redemption price will not include a Make-Whole Amount (as defined herein).

–>
There is no sinking fund.

–>
The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all liabilities of our subsidiaries and to our secured indebtedness.

–>
The notes will not be listed on any national securities exchange.

Investing in the notes involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

	Per Note		Total

Public offering price(1)		%	$

Underwriting discount		%	$

Proceeds, before expenses, to us(1)		%	$

(1)
Plus accrued interest, if any, from January     , 2011, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about January     , 2011.

Joint Book-Running Managers

UBS Investment Bank	Citi	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is January     , 2011.

In this prospectus supplement, the terms "SNH", "Senior Housing", "we", "us", and "our" include Senior Housing Properties Trust and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires. References in this prospectus supplement to "notes" mean the         % senior notes due 20    offered hereby.

This prospectus supplement contains a description of the terms of the notes. A description of the indenture relating to our debt securities is set forth in the accompanying prospectus under the heading "Description of debt securities". This prospectus supplement, or the information incorporated by reference herein, may add, update or change information in the accompanying prospectus (or the information incorporated by reference therein). If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where you can find more information" in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act:

–>
Our Annual Report on Form 10-K for the year ended December 31, 2009, or our Annual Report;

–>
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

–>
The information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 from our definitive Proxy Statement for our 2010 Annual Meeting of Shareholders filed February 22, 2010; and

–>
Our Current Reports on Form 8-K dated January 13, 2010, March 29, 2010, April 6, 2010, May 14, 2010, June 15, 2010, September 21, 2010, November 18, 2010, December 8, 2010, December 9, 2010 and December 28, 2010.

We also incorporate by reference each of the following documents that we may file with the SEC after the date of this prospectus supplement but before the termination of the notes offering:

–>
Reports filed under Sections 13(a) and (c) of the Exchange Act;

–>
Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

–>
Any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of any of these filings (excluding exhibits other than those which we specifically incorporate by reference in this prospectus supplement or the accompanying prospectus), at no cost, by writing, emailing or telephoning us at the following address:

        Investor Relations
        Senior Housing Properties Trust
        400 Centre Street
        Newton, Massachusetts 02458
        (617) 796-8234
        info@snhreit.com

The information in, or accessible through, our website is not incorporated by reference into this prospectus supplement.

ii

Prospectus supplement summary

This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus. You should also read the documents referred to in "Incorporation of certain information by reference".

OUR COMPANY

We are a real estate investment trust, or REIT, which invests in senior living properties, including apartment buildings for aged residents, independent living properties, assisted living facilities, nursing homes, wellness centers and medical office, clinic and biotech laboratory buildings. As of January 7, 2011, we owned 320 properties located in 36 states and Washington, D.C. with a book value of $3.8 billion before depreciation. Ninety-two percent (92%) of our rents come from properties where a majority of the charges are paid from private resources. As of January 7, 2011, the annual rents from our properties totaled $385.6 million.

We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 796-8350.

THE OFFERING

Issuer	Senior Housing Properties Trust.
Securities offered	$ aggregate principal amount of % senior notes due 20 .
Maturity	, 20 .
Interest rate	% per annum.
Interest payment dates	Semi-annually on and of each year, commencing , 2011.
Ranking	The notes will be senior unsecured obligations and will rank equally with all of our existing and future unsecured senior indebtedness.

The notes will be effectively subordinated to all existing and future indebtedness of our subsidiaries, including guarantees by our subsidiaries of borrowings under our revolving bank credit facility. The notes will also be effectively subordinated to our existing and future secured indebtedness.
Optional redemption
We may redeem the notes at any time at our option in whole or in part. The redemption price will equal the outstanding principal of the notes being redeemed plus accrued interest and the Make-Whole Amount (as defined herein), if any. If the notes are redeemed on or after (three months prior to the stated maturity of the notes), the redemption price will not include a Make-Whole Amount. See "Description of the notes—Optional Redemption of the Notes".

Certain covenants	The notes indenture contains various covenants, including the following:
	–>	We will not be able to incur additional Debt if the aggregate principal amount of our outstanding Debt is greater than 60% of Adjusted Total Assets.
	–>	We will not be able to incur additional Debt if the aggregate principal amount of our outstanding Secured Debt is greater than 40% of Adjusted Total Assets.
	–>	We will not be able to incur additional Debt unless our Consolidated Income Available for Debt Service is at least 1.5 times our Annual Debt Service.
	–>	We will maintain Total Unencumbered Assets of at least 1.5 times our Unsecured Debt.
These covenants are complex and are described in more detail at "Description of notes—Certain Covenants".
Sinking fund	The notes are not entitled to any sinking fund payments.
Form and denomination
The notes will be initially issued in book-entry form only. Notes issued in book-entry form will be evidenced by one or more fully registered global securities deposited with or on behalf of The Depository Trust Company and registered in the name of The Depository Trust Company or its nominee. Interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company (with respect to its participants) and its participants (with respect to beneficial owners). Except in limited circumstances, notes issued in book-entry form will not be exchangeable for notes issued in registered certificated form.
Trustee, registrar and paying agent	U.S. Bank National Association.
Use of proceeds
We estimate that our net proceeds from this offering will be approximately $ million. We intend to apply our net proceeds from this offering to repay borrowings under our revolving credit facility and for general business purposes, which may include funding possible future acquisitions of properties.

Warning concerning forward looking statements

THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS, AND THE DOCUMENTS INCORPORATED BY REFERENCE, CONTAIN STATEMENTS AND IMPLICATIONS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE", OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. FORWARD LOOKING STATEMENTS IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE, RELATE TO VARIOUS ASPECTS OF OUR BUSINESS, INCLUDING:

–>
OUR ABILITY TO PURCHASE OR SELL PROPERTIES,

–>
OUR ABILITY TO RAISE DEBT OR EQUITY CAPITAL,

–>
OUR ABILITY TO PAY INTEREST AND DEBT PRINCIPAL AND MAKE DISTRIBUTIONS, AND PAY THE AMOUNT OF ANY SUCH DISTRIBUTIONS,

–>
OUR ABILITY TO RETAIN OUR EXISTING TENANTS AND MAINTAIN CURRENT RENTAL RATES,

–>
OUR POLICIES AND PLANS REGARDING INVESTMENTS AND FINANCINGS,

–>
THE FUTURE AVAILABILITY OF BORROWINGS UNDER OUR REVOLVING CREDIT FACILITY,

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OUR TAX STATUS AS A REIT,

–>
OUR BELIEF THAT FIVE STAR QUALITY CARE, INC., OR FIVE STAR, OUR FORMER SUBSIDIARY, WHICH, AS OF JANUARY 7, 2011, IS RESPONSIBLE FOR 50% OF OUR CURRENT ANNUALIZED RENTS, HAS ADEQUATE FINANCIAL RESOURCES AND LIQUIDITY TO MEET ITS OBLIGATIONS TO US,

–>
OUR EXPECTATION THAT WE WILL BENEFIT FINANCIALLY BY PARTICIPATING IN THE INSURANCE COMPANY WITH REIT MANAGEMENT & RESEARCH LLC, OR RMR, AND COMPANIES TO WHICH RMR PROVIDES MANAGEMENT SERVICES, AND

–>
OTHER MATTERS.

OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FORWARD LOOKING STATEMENTS AND UPON OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, FUNDS FROM OPERATIONS, CASH AVAILABLE FOR DISTRIBUTION, CASH FLOWS, LIQUIDITY AND PROSPECTS INCLUDE, BUT ARE NOT LIMITED TO:

–>
THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS ON US AND OUR TENANTS,

–>
THE IMPACT OF THE PATIENT PROTECTION AND AFFORDABLE CARE ACT, OR PPACA PROVISIONS, ON OUR TENANTS AND THEIR ABILITY TO PAY RENT,

Warning concerning forward looking statements

–>
ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH FIVE STAR, OUR MANAGING TRUSTEES, RMR AND THEIR AFFILIATES,

–>
COMPLIANCE WITH, AND CHANGES TO, FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, ACCOUNTING RULES, TAX RATES AND SIMILAR MATTERS,

–>
LIMITATIONS IMPOSED ON OUR BUSINESS AND OUR ABILITY TO SATISFY COMPLEX RULES IN ORDER FOR US TO QUALIFY AS A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES, AND

–>
COMPETITION WITHIN THE HEALTHCARE AND REAL ESTATE INDUSTRIES.

FOR EXAMPLE:

–>
FIVE STAR MAY EXPERIENCE FINANCIAL DIFFICULTIES AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO:

–>
CHANGES IN MEDICARE AND MEDICAID PAYMENTS, INCLUDING THOSE RESULTING FROM PPACA, WHICH COULD RESULT IN A REDUCTION OF RATES OR A FAILURE OF THESE RATES TO MATCH FIVE STAR'S COST INCREASES,

–>
CHANGES IN REGULATIONS AFFECTING ITS OPERATIONS,

–>
CHANGES IN THE ECONOMY GENERALLY OR GOVERNMENTAL POLICIES WHICH REDUCE THE DEMAND FOR THE SERVICES FIVE STAR OFFERS,

–>
INCREASES IN INSURANCE AND TORT LIABILITY COSTS, AND

–>
INEFFECTIVE INTEGRATION OF NEW ACQUISITIONS,

–>
IF FIVE STAR'S OPERATIONS BECOME UNPROFITABLE, FIVE STAR MAY BECOME UNABLE TO PAY OUR RENTS,

–>
OUR OTHER TENANTS MAY EXPERIENCE LOSSES AND BECOME UNABLE TO PAY OUR RENTS,

–>
OUR PARTICIPATION IN AFFILIATES INSURANCE COMPANY, OR AFFILIATES INSURANCE, INVOLVES POTENTIAL FINANCIAL RISKS AND REWARDS TYPICAL OF ANY START UP BUSINESS VENTURE AS WELL AS OTHER FINANCIAL RISKS AND REWARDS SPECIFIC TO INSURANCE COMPANIES. ACCORDINGLY, OUR EXPECTED FINANCIAL BENEFITS FROM OUR INITIAL OR FUTURE INVESTMENTS IN AFFILIATES INSURANCE MAY BE DELAYED OR MAY NOT OCCUR,

–>
IF THE AVAILABILITY OF DEBT CAPITAL BECOMES RESTRICTED, WE MAY BE UNABLE TO RENEW, REFINANCE OR REPAY OUR REVOLVING CREDIT FACILITY OR OUR OTHER DEBT OBLIGATIONS WHEN THEY BECOME DUE OR ON TERMS WHICH ARE AS FAVORABLE AS WE NOW HAVE,

–>
OUR ABILITY TO MAKE FUTURE DISTRIBUTIONS DEPENDS UPON A NUMBER OF FACTORS, INCLUDING OUR FUTURE EARNINGS. WE MAY BE UNABLE TO MAINTAIN OUR CURRENT RATE OF DISTRIBUTIONS AND FUTURE DISTRIBUTIONS MAY BE SUSPENDED OR PAID AT A LESSER RATE THAN THE DISTRIBUTIONS WE NOW PAY,

–>
OUR ABILITY TO GROW OUR BUSINESS AND INCREASE OUR DISTRIBUTIONS DEPENDS IN LARGE PART UPON OUR ABILITY TO BUY PROPERTIES AND LEASE THEM FOR RENTS WHICH EXCEED OUR CAPITAL COSTS. WE MAY BE UNABLE TO IDENTIFY PROPERTIES THAT WE WANT TO ACQUIRE OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES, ACQUISITION FINANCING OR LEASE TERMS FOR NEW PROPERTIES,

Warning concerning forward looking statements

–>
SOME OF OUR TENANTS MAY NOT RENEW EXPIRING LEASES, AND WE MAY BE UNABLE TO LOCATE NEW TENANTS TO MAINTAIN THE HISTORICAL OCCUPANCY RATES OF, OR RENTS FROM, OUR PROPERTIES, AND

–>
RENTS THAT WE CAN CHARGE AT OUR PROPERTIES MAY DECLINE.

THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT CIRCUMSTANCES, SOME OF WHICH ARE BEYOND OUR CONTROL, SUCH AS THE APPLICATION AND INTERPRETATION OF RECENTLY PASSED OR NEW LAWS AFFECTING OUR BUSINESS, NATURAL DISASTERS OR CHANGES IN OUR TENANTS' REVENUES OR COSTS, OR CHANGES IN CAPITAL MARKETS OR THE ECONOMY GENERALLY.

THE INFORMATION CONTAINED IN OUR ANNUAL REPORT AND SUBSEQUENT DOCUMENTS FILED WITH THE SEC AND INCORPORATED BY REFERENCE IDENTIFIES OTHER FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS. ALSO, OTHER IMPORTANT FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN OUR FORWARD LOOKING STATEMENTS ARE DESCRIBED MORE FULLY UNDER "RISK FACTORS" IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2010 AND IN OUR ANNUAL REPORT.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS.

EXCEPT AS REQUIRED BY LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Use of proceeds

We estimate that the net proceeds from this offering, after paying underwriting discounts and other expenses, will be $              million. We expect to apply the net proceeds from this offering to repay amounts outstanding under our revolving credit facility and for general business purposes, which may include funding possible future acquisitions. A significant portion of the outstanding balance under our revolving credit facility resulted from borrowings to acquire 19 properties that we purchased from CommonWealth REIT, or CWH, on December 22, 2010 which had aggregate purchase prices of approximately $147.7 million. Those acquisitions and information about six other properties we have agreed to acquire from CWH are described in Item 1.01 of our Current Reports on Form 8-K filed with the SEC on November 18, 2010 and on December 28, 2010.

One or more of the underwriters or their affiliates are lenders under our revolving credit facility and will receive a pro rata portion of the net proceeds from this offering used to repay amounts outstanding thereunder. Our revolving credit facility, which was recently extended by one year, matures on December 31, 2011. At January 7, 2011, the weighted average interest payable on our revolving credit facility was 1.06% per year and the amount outstanding was $120.0 million. Amounts repaid under the facility may be re-borrowed in the future.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

		Year Ended December 31,
	Nine Months Ended September 30, 2010
		2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	2.4x	2.9x	3.7x	3.3x	2.4x	2.4x

The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to net income. Fixed charges consist of interest costs, any interest component of capitalized lease expense, amortization of debt discounts and deferred financing costs. After giving effect to this offering and the application of the net proceeds as described in "Use of proceeds", the ratio of earnings to fixed charges would have been         x for the nine months ended September 30, 2010 and         x for the fiscal year ended December 31, 2009.

Description of notes

The following description of the particular terms of the notes supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of debt securities set forth under "Description of debt securities" in the accompanying prospectus. We have provided a Glossary at the end of this prospectus supplement to define certain capitalized words used in discussing the terms of the notes. References in this section and in the Glossary to "we", "us", "our", "Senior Housing" and the "Company" mean Senior Housing and not its subsidiaries.

GENERAL

We will issue the notes under an indenture dated as of December 20, 2001, and a Supplemental Indenture thereto, together, the Indenture, between us and U.S. Bank National Association as successor Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. This prospectus supplement briefly outlines some of the provisions of the Indenture. These summaries are not complete. If you would like more information on these provisions, review the copy of the Indenture that we have filed with the SEC. See "Where you can find more information". You may also review the Indenture at the Trustee's corporate trust office at One Federal Street, Boston, Massachusetts 02110.

The notes will be a separate series under the Indenture, initially in the aggregate principal amount of $     million. This series may be reopened and we may from time to time issue additional notes of the same series. The notes will mature (unless previously redeemed) on                                        , 20    . The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be evidenced by a global note in book-entry form, except under the limited circumstances described under "—Form of Notes".

The notes will be senior unsecured obligations of Senior Housing and will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The notes will not be guaranteed by our subsidiaries. The notes will be effectively subordinated to our mortgages and other secured indebtedness, and to all liabilities of our subsidiaries. Accordingly, such prior indebtedness will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held properties. As of September 30, 2010, the total indebtedness of our subsidiaries was $656.2 million. In addition, substantially all of our subsidiaries have guaranteed borrowings under our revolving credit facility. Our outstanding other indebtedness is described below under "—Description of other indebtedness".

We and our subsidiaries may also incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "—Certain Covenants—Limitations on incurrence of Debt".

Except as described below under "—Certain Covenants" and "—Merger, Consolidation or Sale" and under "Description of debt securities—Merger, Consolidation or Sale of Assets" and "—Certain Covenants" in the accompanying prospectus, the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of (1) a highly leveraged or similar transaction involving us or any of our affiliates, (2) a change of control or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you. In addition, subject to the limitations set forth below under "—Certain Covenants" and "—Merger, Consolidation or Sale" and under "Description of debt securities—Merger, Consolidation or Sale of Assets" and "—Certain Covenants" in the accompanying prospectus, we may, in the future, enter into transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which

Description of notes

might have an adverse effect on our ability to service our indebtedness, including the notes. We have no present intention of engaging in a highly leveraged or similar transaction.

INTEREST AND MATURITY

The notes will mature (unless previously redeemed) on                           , 20    . The notes will bear interest at the rate per annum set forth on the cover page of this prospectus supplement from January     , 2011, or from the immediately preceding interest payment date to which interest has been paid. Interest is payable semi-annually in arrears on             and             of each year, commencing                           , 2011, to the persons in whose names the notes are registered at the close of business on the             or             , as the case may be, immediately before the relevant interest payment date. Accrued interest is also payable on the date of maturity or earlier redemption of the notes. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION OF THE NOTES

We may redeem the notes in whole at any time or in part from time to time before they mature. The redemption price will equal the outstanding principal amount of the notes being redeemed plus accrued interest and the Make-Whole Amount, if any. If the notes are redeemed on or after             (three months prior to the stated maturity date for the notes), the Make-Whole Amount will be zero.

We are required to give notice of such a redemption not less than 30 days nor more than 60 days prior to the redemption date to each holder's address appearing in the securities register maintained by the Trustee. In the event we elect to redeem less than all of the notes, the particular notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. See "—Form of Notes" below and "Description of debt securities—Global Securities" in the accompanying prospectus.

CERTAIN COVENANTS

Limitations on incurrence of Debt.    We will not, and will not permit any Subsidiary to, incur any additional Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries' outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum (Adjusted Total Assets) of (without duplication):

  (1)
  our Total Assets as of the end of the calendar quarter covered by our annual report on Form 10-K, or our quarterly report on Form 10-Q, as the case may be, most recently filed with the SEC (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt; and

  (2)
  the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Secured Debt if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all our and our Subsidiaries' outstanding Secured Debt on a consolidated basis in accordance with GAAP is greater than 40% of Adjusted Total Assets.

Description of notes

In addition to the above limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5x, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumptions that:

  (1)
  such Debt and any other Debt incurred by us and our Subsidiaries on a consolidated basis since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

  (2)
  the repayment or retirement of any other Debt by us and our Subsidiaries on a consolidated basis since the first date of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period);

  (3)
  in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

  (4)
  in the case of any acquisition or disposition by us or our Subsidiaries on a consolidated basis of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service, the interest rate on such Debt will be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

Maintenance of Total Unencumbered Assets.    We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 1.5x the aggregate outstanding principal amount of our and our Subsidiaries' Unsecured Debt on a consolidated basis in accordance with GAAP.

See "Description of debt securities—Certain Covenants" in the accompanying prospectus for a description of additional covenants applicable to us.

MERGER, CONSOLIDATION OR SALE

Under the Indenture related to the notes, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

–>
If we merge out of existence or sell substantially all our assets, the surviving company must be an entity organized under the laws of the United States, any state or the District of Columbia and must agree to be legally responsible for the notes;

–>
Immediately after the merger, sale of assets or other transaction, we may not be in default under the Indenture. A default for this purpose would include any event that would be an event of

Description of notes

  default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and

–>
Immediately after the merger, sale of assets or other transaction, we or the successor entity could incur at least $1.00 of Debt in accordance with the Indenture covenants limiting the incurrence of Debt.

EVENTS OF DEFAULT, NOTICE AND WAIVER

The Indenture for the notes provides that the term "event of default" for the notes means any of the following:

–>
We do not pay the principal or any premium on the notes when due and payable;

–>
We do not pay interest on notes within 30 days after the applicable due date;

–>
We remain in breach of any other term of the Indenture (other than a term added to the Indenture solely for the benefit of series of debt other than the notes we are offering) for 60 days after we receive a notice of default stating we are in breach. Either the Trustee or holders of more than 50% in principal amount of the notes may send the notice;

–>
Final judgments aggregating in excess of $20 million (exclusive of amounts covered by insurance) are entered against us or our Subsidiaries and are not paid, discharged or stayed for a period of 60 days;

–>
We default under any of our other indebtedness in an aggregate principal amount exceeding $20 million after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the Trustee or the holders of more than 25% in principal amount of the notes may send the notice; or

–>
We or one of our "Significant Subsidiaries", if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

The term "Significant Subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act.

MODIFICATION OF THE INDENTURE

The accompanying prospectus contains a description of our ability to modify the Indenture or the notes under the heading "Description of debt securities—Modification of an Indenture". Some types of changes require the consent of all holders of the notes, other types require the consent of the holders of a majority of the outstanding notes, and other types require no noteholder approval.

SINKING FUND

The notes are not entitled to any sinking fund payments.

THE REGISTRAR AND PAYING AGENT

We have initially designated U.S. Bank National Association as the registrar and paying agent for the notes. Payments of interest and principal will be made, and the notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture.

Description of notes

For notes which we issue in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The provisions of the Indenture relating to defeasance and covenant defeasance described under "Description of debt securities—Discharge, Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the notes.

FORM OF NOTES

The notes will initially be issued in the form of a single fully registered global note without coupons that will be deposited with or on behalf of The Depository Trust Company, New York, New York, or DTC, and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each owner of notes. One global note will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, the global note may not be transferred, except that DTC, its nominees, and their successors may transfer the global note as a whole to one another. Beneficial interests in the global note will be shown on, and transfers of the global note will be made only through, records maintained by DTC and its participants. Additional information about notes in global form, DTC and the book-entry system is contained in the accompanying prospectus under the heading "Description of debt securities—Global Securities".

Description of other indebtedness

The following table summarizes our other indebtedness on a consolidated basis at September 30, 2010 (dollars in thousands):

Unsecured revolving credit facility	$12,000
Senior unsecured notes due 2012 and 2020, net of discount of $2,206	422,794
Secured debt and capital leases	656,223

Total	$1,091,017

CREDIT FACILITY

In order to fund acquisitions and to accommodate cash needs that may result from timing differences between our receipts of rents and our need or desire to pay operating expenses and distributions to our shareholders, we maintain a revolving credit facility with a group of institutional lenders. This revolving credit facility permits us to borrow up to $550.0 million. Borrowings under our revolving credit facility are unsecured. The credit agreement is guaranteed by substantially all of our subsidiaries. We may borrow, repay and reborrow funds until maturity, and no principal repayment is due until maturity. We pay interest on borrowings under the revolving credit facility at LIBOR plus a premium. We recently extended our maturity date of the revolving credit facility by one year to December 31, 2011. At January 7, 2011, the weighted average interest rate payable on our revolving credit facility was 1.06% per year.

8 5/8% SENIOR NOTES DUE 2012

We have $225.0 million of senior unsecured notes outstanding, which carry interest at a fixed rate of 8 5/8% per annum and are due in 2012. Interest on the notes is payable semi-annually in arrears and no principal payments are due until maturity. The 8 5/8% senior notes are redeemable by us at our option at any time at 100% of their principal amount, plus a make-whole amount and accrued and unpaid interest. Under some conditions involving a change of control of us, we are required to make an offer to purchase the 8 5/8% senior notes at a price equal to 101% of their principal amount plus accrued and unpaid interest.

6.75% SENIOR NOTES DUE 2020

We have $200.0 million of senior unsecured notes outstanding, which carry interest at a fixed rate of 6.75% per annum and are due in 2020. Interest on the notes is payable semi-annually in arrears and no principal payments are due until maturity. The 6.75% senior notes are redeemable by us at our option at any time at 100% of their principal amount, plus a make-whole amount and accrued and unpaid interest.

SECURED DEBT AND CAPITAL LEASES

The secured debt and capital leases shown above include $626.9 million of mortgages secured by 61 properties which had a book value before depreciation of $851.2 million at September 30, 2010. The obligors on this debt are certain of our subsidiaries. The secured debt and capital leases shown above also include $14.7 million of bonds issued by one of our subsidiaries and due on December 1, 2027 secured by one property which requires interest at 5.875% per year. This property had a book value before depreciation of $36.2 million at September 30, 2010.

Description of other indebtedness

Two of our properties are leased by a subsidiary of ours under agreements which are accounted for as capital leases under GAAP. The material financial terms of these leases are as follows (dollars in thousands):

Balance at September 30, 2010	Existing term ending	Required payments in 2010	Number of leased properties	Book value before depreciation of leased properties at September 30, 2010

$12,042	April 30, 2026	275	1 property	$21,754
$2,620	April 30, 2026	41	1 property	$8,297

Material federal income tax considerations

The following summary of federal income tax considerations is based upon the Internal Revenue Code of 1986, as amended, or the Tax Code, Treasury regulations, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought a ruling from the Internal Revenue Service, or the IRS, with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. The summary applies to you only if you hold our notes as a capital asset, which is generally an asset held for investment rather than as inventory or as property used in a trade or business. The summary does not discuss all the particular tax considerations that might be relevant to you if you are subject to special rules under the federal income tax law, for example, if you are:

–>
a bank, life insurance company, regulated investment company or other financial institution;

–>
a broker, dealer or trader in securities or foreign currency;

–>
a person that has a functional currency other than the U.S. dollar;

–>
a person who acquires our notes in connection with employment or other performance of services;

–>
a person subject to alternative minimum tax;

–>
a person who owns our notes as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction;

–>
a tax-exempt entity; or

–>
an expatriate.

In addition, the following summary does not address all possible tax considerations relating to the acquisition, ownership and disposition of our notes, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we encourage you to consult with your tax advisor about the federal income tax and other tax considerations of your acquisition, ownership and disposition of our notes.

For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of our notes and for federal income tax purposes are

–>
a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws,

–>
a corporation or other entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

–>
an estate the income of which is subject to federal income taxation regardless of its source, or

–>
a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996 to the extent provided in Treasury regulations, and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of our notes and are not a U.S. holder. If an entity treated as a partnership for federal income tax purposes holds our notes, the

Material federal income tax considerations

tax treatment of each partner will depend on the status of the partner and the activities and status of the partnership. We encourage you to consult your tax advisor if you are a partner in a partnership that holds our notes.

TAX CONSIDERATIONS FOR U.S. HOLDERS

If you are a U.S. holder:

Payments of interest.    You must generally include interest on a note in your gross income as ordinary interest income:

–>
when you receive it, if you use the cash method of accounting for federal income tax purposes, or

–>
when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Purchase price for a note that is allocable to prior accrued interest generally may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note. Any interest income so offset is not taxable.

Market discount.    If you acquire a note and your adjusted tax basis in it upon acquisition is less than its principal amount, you will be treated as having acquired the note at a "market discount" unless the amount of this market discount is less than the de minimis amount (generally 0.25% of the principal amount of the note multiplied by the number of remaining whole years to maturity of the note). Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of certain nontaxable dispositions, such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the note at the time of the disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. We encourage you to consult with your tax advisor regarding these elections.

Amortizable bond premium.    If you acquire a note and your adjusted tax basis in it upon acquisition is greater than its principal amount, you will be treated as having acquired the note with "bond premium". You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and the redemption price on that date than the amount of amortization calculated through that date based on the note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on a

Material federal income tax considerations

disposition of that note. Any election to amortize bond premium applies to all taxable debt obligations that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. We encourage you to consult with your tax advisor regarding this election.

Disposition of a note.    Upon the sale, exchange, redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in cash or in property, valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and (2) your adjusted tax basis in the note. Your adjusted tax basis in the note will, in general, equal your acquisition cost for the note, exclusive of any amount paid allocable to prior accrued interest, as increased by any market discount you have included in income in respect of the note, and as decreased by any amortized bond premium on the note. Except to the extent of any accrued market discount not previously included in income, as discussed above, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare contribution tax.    For taxable years beginning after December 31, 2012, U.S. holders who are individuals, estates or certain trusts will generally be required to pay a new 3.8% Medicare tax on their net investment income (including interest on our notes and gains from the disposition of our notes), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

If you are a non-U.S. holder:

Generally.    You will not be subject to federal income taxes on payments of principal, premium or Make-Whole Amount, if any, or interest on a note, or upon the sale, exchange, redemption, retirement or other disposition of a note, if:

–>
you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting shares;

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your income and gain in respect of the note is not effectively connected with the conduct of a United States trade or business;

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you are not a controlled foreign corporation that is related to or under common control with us;

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we or the applicable paying agent, or the Withholding Agent, have timely received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal, premium or Make-Whole Amount occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; and

–>
in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a note through a securities clearing organization or other qualified financial

Material federal income tax considerations

institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding our notes, both you and the partnership must comply with applicable certification requirements.

Except in the case of income or gain in respect of a note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to federal income tax at a rate of 30%, which will be withheld in the case of payments of interest, unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits. If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

Effectively connected income and gain.    If you are a non-U.S. holder whose income and gain in respect of a note are effectively connected with the conduct of a United States trade or business (and, if provided by an applicable income tax treaty, are attributable to a permanent establishment or fixed base you maintain in the United States), you will be subject to regular federal income tax on this income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the notes that is effectively connected with the conduct of a United States trade or business, you must generally supply to the Withholding Agent an applicable IRS Form W-8, or a substantially similar form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 28% and is scheduled to increase to 31% after 2012.

After December 31, 2012, the reporting obligations of non-U.S. financial institutions and other non-U.S. entities for purposes of identifying accounts and investments held directly or indirectly by U.S. persons are increased. Failure to comply with the additional reporting obligations after that date will result in a 30% withholding tax on applicable payments to non-U.S. persons.

If you are a U.S. holder.    You may be subject to backup withholding when you receive interest payments on a note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a note. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

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provide your correct taxpayer identification number;

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certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you

Material federal income tax considerations

  are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and

–>
certify that you are a U.S. citizen or other U.S. person.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you come within an enumerated exempt category, interest and other payments on the notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

If you are a non-U.S. holder.    The amount of interest paid to you on a note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a note may be subject to backup withholding, at the current 28% rate (scheduled to increase to 31% after 2012), unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under "Tax Considerations for Non-U.S. Holders". Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you receive those proceeds through a broker's foreign office.

Underwriting

We are offering the notes through the underwriters listed in the table below. UBS Securities LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are the representatives of the underwriters and are the joint book-running managers of the offering. Subject to the terms and conditions of an underwriting agreement, we have agreed to sell to each of the underwriters named below, severally and not jointly, and each of the underwriters has severally and not jointly agreed to purchase from us, the aggregate principal amount of notes set forth opposite its name below.

Underwriter	Aggregate Principal Amount of Notes

UBS Securities LLC	$
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total	$

The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions precedent and that, when those conditions are satisfied, the underwriters will be obligated to purchase all of the notes.

The representatives of the underwriters have advised us that the underwriters propose initially to offer the notes to the public at the public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of         % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of         % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concessions and discount may be changed. In connection with this offering, certain of the underwriters and securities dealers may distribute prospectuses electronically.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

Per Note		%
Total	$

The notes constitute a new issue of securities with no established trading market and will not be listed on any national securities exchange. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of or any trading market for the notes.

We presently expect to incur expenses of approximately $400,000 in connection with this offering.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection

Underwriting

with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities at any time.

We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of any notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

From time to time, some of the underwriters and/or their affiliates have engaged in, and may in the future engage in, commercial and/or investment banking transactions with us and our affiliates. One or more of the underwriters or their affiliates are lenders under our revolving credit facility and will receive a pro rata portion of the net proceeds from this offering used to repay amounts outstanding thereunder.

Legal matters

Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, will issue an opinion about the legality of the notes. Dewey & LeBoeuf LLP, New York, New York, is counsel for the underwriters in connection with this offering. Sullivan & Worcester LLP and Dewey & LeBoeuf LLP will rely, as to certain matters of Maryland law, upon an opinion of Venable LLP, Baltimore, Maryland. Sullivan & Worcester LLP and Venable LLP represent Five Star and certain of its affiliates on various matters. Sullivan & Worcester LLP also represents RMR and certain of its affiliates on various matters.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

The combined statements of revenues and certain operating expenses of CWH Medical Properties for each of the three years in the period ended December 31, 2009, appearing in our Current Report on Form 8-K filed with the SEC on December 8, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined statements of revenues and certain operating expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the internet at the SEC's website at http://www.sec.gov.

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING SENIOR HOUSING PROPERTIES TRUST, DATED SEPTEMBER 20, 1999, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SENIOR HOUSING PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SENIOR HOUSING PROPERTIES TRUST. ALL PERSONS DEALING WITH SENIOR HOUSING PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF SENIOR HOUSING PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

Glossary

"Acquired Debt" means Debt of a person or entity (1) existing at the time such person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such person or entity, in each case, other than Debt incurred in connection with, or in contemplation of, such person or entity becoming a Subsidiary or such acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any person or entity or the date the acquired entity becomes a Subsidiary.

"Annual Debt Service" as of any date means the maximum amount which is expensed in any 12-month period for interest on Debt of Senior Housing and its Subsidiaries excluding amortization of debt discount and deferred financing cost.

"Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or in the city in which the corporate trust office of the Trustee is required or authorized to close.

"Capital Stock" means, with respect to any entity, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof.

"Cash Equivalents" means demand deposits, certificates of deposit or repurchase agreements with banks or financial institutions, marketable obligations issued or directly and fully guaranteed as to timely payment by the United States of America or any of its agencies or instrumentalities, or any commercial paper or other obligation rated, at time of purchase, "P-2" or better by Moody's or "A-2" or better by Standard & Poor's.

"Consolidated Income Available for Debt Service" for any period means Earnings from Operations of Senior Housing and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (1) interest or distributions on Debt of Senior Housing and its Subsidiaries, (2) provision for taxes of Senior Housing and its Subsidiaries based on income, (3) amortization of debt discount and deferred financing costs, (4) provisions for gains and losses on properties and property depreciation and amortization, (5) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (6) amortization of deferred charges.

"Debt" of Senior Housing or any Subsidiary means, without duplication, any indebtedness of Senior Housing or any Subsidiary, whether or not contingent, in respect of:

  (1)
  borrowed money or evidenced by bonds, notes, debentures or similar instruments,

  (2)
  indebtedness for borrowed money secured by any encumbrance existing on property owned by Senior Housing or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured or (y) the fair market value of the property subject to such encumbrance,

  (3)
  the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of Senior Housing or any Subsidiary otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense, trade payable, conditional sale obligations or obligations under any title retention agreement,

Glossary

  (4)
  the principal amount of all obligations of Senior Housing or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, or

  (5)
  any lease of property by Senior Housing or any Subsidiary as lessee which is reflected on Senior Housing's consolidated balance sheet as a capitalized lease in accordance with GAAP,

to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on Senior Housing's consolidated balance sheet in accordance with GAAP. Debt also includes, to the extent not otherwise included, any obligation by Senior Housing or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than Senior Housing or any Subsidiary); it being understood that Debt shall be deemed to be incurred by Senior Housing or any Subsidiary whenever Senior Housing or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

"Disqualified Stock" means, with respect to any entity, any Capital Stock of such entity which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt), (2) is convertible into or exchangeable or exercisable for Debt, other than Subordinated Debt or Disqualified Stock, or (3) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or for Subordinated Debt); in each case on or prior to the stated maturity of the notes.

"Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, gains or losses on early extinguishment of debt, extraordinary items, distributions on equity securities and property valuation losses, as reflected in the financial statements of Senior Housing and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the date of initial issuance of securities pursuant to the Indenture for the notes (which was December 20, 2001).

"Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any notes prior to                                        , the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had been made on                                         , determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on                                        , over (ii) the aggregate principal amount of the notes being redeemed or paid. In the case of any redemption or accelerated payment of notes on or after                                        , the Make-Whole Amount means zero.

Glossary

"Moody's" means Moody's Investors Service, Inc. or any successor.

"Reinvestment Rate" means a rate per annum equal to the sum of         % (             one-hundredths of one percent) plus the yield on treasury securities at constant maturity under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity (which, in the case of maturities corresponding to the principal and interest due on the notes at their maturity, shall be deemed to be                                         ), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"Secured Debt" means Debt secured by a mortgage, lien, charge, pledge or security interest or other encumbrance on the property of Senior Housing or its Subsidiaries.

"Standard & Poor's" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business or any successor.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then any publicly available source of similar market data which shall be designated by Senior Housing.

"Subordinated Debt" means Debt which by the terms of such Debt is subordinated in right of payment to the principal of and interest and premium, if any, on the notes.

"Subsidiary" means any corporation or other entity of which a majority of (1) the voting power of the voting equity securities or (2) the outstanding equity interests are owned, directly or indirectly, by Senior Housing or one or more other Subsidiaries of Senior Housing. For the purposes of this definition, voting equity securities means equity securities having voting power for the election of directors or similar functionaries, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

"Total Assets" as of any date means the sum of (1) the Undepreciated Real Estate Assets and (2) all other assets of Senior Housing and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Total Unencumbered Assets" means the sum of (1) the amount of Undepreciated Real Estate Assets of Senior Housing and its Subsidiaries not securing any portion of Secured Debt, and (2) the amount of all other assets, including accounts receivable and intangibles, of Senior Housing and its Subsidiaries not securing any portion of Secured Debt determined on a consolidated basis in accordance with GAAP. If Secured Debt secured by real estate or other property or assets of Senior Housing or its Subsidiaries (the "Secondary Collateral") is fully defeased in accordance with the terms thereof or is also secured by cash or Cash Equivalents in an amount (determined at the lesser of carrying value in accordance with GAAP or fair market value) at least equal to the outstanding principal amount of such Secured Debt, such Secondary Collateral shall be deemed not to secure any portion of such Secured Debt for purposes of this definition.

Glossary

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements less adjustments to carrying value in accordance with GAAP made prior to January 1, 2001) of real estate and associated tangible personal property used in connection with the real estate assets of Senior Housing and its Subsidiaries on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

"Unsecured Debt" means any Debt of Senior Housing or its Subsidiaries which is not Secured Debt.

PROSPECTUS

Senior Housing Properties Trust

Debt Securities, Common Shares of Beneficial Interest,
Preferred Shares of Beneficial Interest, Depositary Shares and Warrants

SNH Capital Trusts

Trust Preferred Securities Fully and Unconditionally Guaranteed

        We or our selling security holders may offer and sell, from time to time, in one or more offerings:

    •
    debt securities;

    •
    common shares;

    •
    preferred shares;

    •
    depositary shares; and

    •
    warrants.

These securities may be offered and sold separately or together in units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

        SNH Capital Trust II and SNH Capital Trust III may offer and sell, from time to time, in one or more offerings, trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately, together or as units with other securities described in this prospectus.

        The securities described in this prospectus offered by us, SNH Capital Trust II or SNH Capital Trust III may be issued in one or more series or issuances. We or our selling security holders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will not receive any of the proceeds from the sale of securities by our selling security holders. We will provide the specific terms of any securities actually offered, the manner in which the securities will be offered and the identity of any selling security holders in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

        The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations and any listing on a securities exchange. Our common shares are listed on the New York Stock Exchange under the symbol "SNH."

        Investment in any securities offered by this prospectus involves risk. See "Risk Factors" on page 1 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2009.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we and the other co-registrants filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we or our selling security holders may sell any combination of the securities described in this prospectus from time to time in one of more offerings.

        This prospectus provides you only with a general description of the securities we may offer. Each time we or our selling security holders sell securities, a prospectus supplement will be provided containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Documents Incorporated By Reference."

        No separate financial statements of the SNH Capital Trusts have been included or incorporated by reference. Neither we nor the SNH Capital Trusts consider financial statements of the SNH Capital Trusts material to holders of trust preferred securities because:

  •
  all of the voting securities of the SNH Capital Trusts will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

  •
  each SNH Capital Trust has no independent operations and exists for the purpose of issuing securities representing undivided beneficial interests in the assets of the SNH Capital Trust and investing the proceeds in the debt securities issued by us; and

  •
  the obligations of each SNH Capital Trust under the trust preferred securities issued by it will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus or any relevant prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        References in this prospectus to "we," "us," "our" or "SNH" mean Senior Housing Properties Trust. References in this prospectus to the "SNH Capital Trusts" mean SNH Capital Trust II and SNH Capital Trust III.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS, INCLUDING THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE, CONTAINS STATEMENTS AND IMPLICATIONS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS INCLUDE BUT ARE NOT LIMITED TO STATEMENTS REGARDING OUR INTENT, BELIEF OR EXPECTATION, OR THE INTENT, BELIEF OR EXPECTATION OF OUR TRUSTEES AND OFFICERS, WITH RESPECT TO:

  •
  OUR ABILITY TO PURCHASE OR SELL PROPERTIES;

  •
  OUR ABILITY TO RAISE DEBT OR EQUITY CAPITAL;

  •
  OUR ABILITY TO PAY INTEREST AND DEBT PRINCIPAL AND MAKE DISTRIBUTIONS;

  •
  OUR ABILITY TO RETAIN OUR EXISTING TENANTS AND MAINTAIN CURRENT RENTAL RATES;

  •
  OUR POLICIES AND PLANS REGARDING INVESTMENTS AND FINANCINGS;

  •
  OUR TAX STATUS AS A REAL ESTATE INVESTMENT TRUST; AND

  •
  OTHER MATTERS.

        THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FACTORS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FORWARD LOOKING STATEMENTS AND UPON OUR BUSINESS, RESULTS OF OPERATIONS, FINANCIAL CONDITION, FUNDS FROM OPERATIONS, CASH AVAILABLE FOR DISTRIBUTION, CASH FLOWS, LIQUIDITY AND PROSPECTS INCLUDE, BUT ARE NOT LIMITED TO:

  •
  THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS, INCLUDING THE RECENT CHANGES IN THE CAPITAL MARKETS, ON US AND OUR TENANTS;

  •
  ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH OUR MANAGING TRUSTEES AND REIT MANAGEMENT & RESEARCH LLC AND ITS RELATED ENTITIES AND CLIENTS;

  •
  CHANGES IN PERSONNEL OR THE LACK OF AVAILABILITY OF QUALIFIED PERSONNEL;

  •
  CHANGES IN FEDERAL, STATE AND LOCAL LEGISLATION, GOVERNMENTAL REGULATIONS, ACCOUNTING RULES, TAX RATES AND SIMILAR MATTERS;

  •
  LIMITATIONS IMPOSED ON OUR BUSINESS AND OUR ABILITY TO SATISFY COMPLEX RULES IN ORDER FOR US TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST FOR U.S. FEDERAL INCOME TAX PURPOSES; AND

  •
  COMPETITION WITHIN THE REAL ESTATE INDUSTRY OR THOSE INDUSTRIES IN WHICH OUR TENANTS OPERATE.

FOR EXAMPLE:

  •
  IF THE AVAILABILITY OF DEBT CAPITAL REMAINS RESTRICTED OR BECOMES MORE RESTRICTED, WE MAY BE UNABLE TO REFINANCE OR REPAY OUR DEBT OBLIGATIONS WHEN THEY BECOME DUE OR ON TERMS WHICH ARE AS FAVORABLE AS WE NOW HAVE;

  •
  OUR ABILITY TO MAKE FUTURE DISTRIBUTIONS DEPENDS UPON OUR FUTURE EARNINGS. WE MAY BE UNABLE TO MAINTAIN OUR CURRENT RATE OF DISTRIBUTIONS AND FUTURE DISTRIBUTIONS MAY BE SUSPENDED OR PAID AT A LESSER RATE THAN THE DISTRIBUTIONS WE NOW PAY;

  •
  OUR ABILITY TO GROW OUR BUSINESS AND INCREASE OUR DISTRIBUTIONS DEPENDS IN LARGE PART UPON OUR ABILITY TO BUY PROPERTIES AND LEASE THEM FOR RENTS WHICH EXCEED OUR CAPITAL COSTS. WE MAY BE UNABLE TO IDENTIFY PROPERTIES THAT WE WANT TO ACQUIRE OR TO NEGOTIATE ACCEPTABLE PURCHASE PRICES, ACQUISITION FINANCING OR LEASE TERMS FOR NEW PROPERTIES;

  •
  SOME OF OUR TENANTS MAY NOT RENEW EXPIRING LEASES, AND WE MAY BE UNABLE TO LOCATE NEW TENANTS TO MAINTAIN THE HISTORICAL OCCUPANCY RATES OF OUR PROPERTIES;

  •
  RENTS THAT WE CAN CHARGE AT OUR PROPERTIES MAY DECLINE; AND

  •
  OUR TENANTS MAY EXPERIENCE LOSSES AND BECOME UNABLE TO PAY OUR RENTS.

        THESE RESULTS COULD OCCUR DUE TO MANY DIFFERENT REASONS, SOME OF WHICH, SUCH AS NATURAL DISASTERS OR CHANGES IN OUR MANAGERS' OR TENANTS' REVENUES OR COSTS, OR CHANGES IN CAPITAL MARKETS OR THE ECONOMY GENERALLY, ARE BEYOND OUR CONTROL.

        OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN OUR FORWARD LOOKING STATEMENTS ARE DESCRIBED MORE FULLY IN OUR MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DESCRIBED UNDER THE CAPTION "ITEM 1A. RISK FACTORS," AND OUR OTHER REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION AND ANY PROSPECTUS SUPPLEMENT.

        THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM OUR FORWARD LOOKING STATEMENTS.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

        EXCEPT AS REQUIRED BY APPLICABLE LAW, WE DO NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

v

SENIOR HOUSING PROPERTIES TRUST

        We are a real estate investment trust, or REIT, which was organized under the laws of the state of Maryland in 1998 to continue the senior housing real estate investment business of HRPT Properties Trust, or HRPT, our former parent. We invest in senior housing real estate, including age restricted apartment buildings, independent living properties, assisted living properties, nursing homes, rehabilitation hospitals, wellness centers and medical office, clinic and biotech laboratory buildings. As of June 30, 2009, we owned 273 properties located in 34 states and Washington, D.C. Our principal executive office is at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8350.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities.

SNH CAPITAL TRUSTS

        Each SNH Capital Trust is a statutory business trust formed under Maryland law pursuant to:

  •
  a declaration of trust executed by us, as sponsor for the SNH Capital Trust and the trustees of the SNH Capital Trust; and

  •
  the filing of a certificate of trust with the State Department of Assessments and Taxation of Maryland.

        Unless an accompanying prospectus supplement provides otherwise, each SNH Capital Trust exists for the sole purposes of:

  •
  selling trust preferred securities and investing the proceeds in a specific series of our debt securities;

  •
  selling trust common securities to us or our subsidiaries in exchange for cash and investing the proceeds in additional debt securities issued by us; or

  •
  engaging in other activities that are necessary, convenient or incidental to the sale of trust preferred and common securities or the purchase of our debt securities.

        No SNH Capital Trust will borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake, or permit to be undertaken, any activity that would cause that SNH Capital Trust not to be classified for United States federal income tax purposes as a grantor trust. We will own directly or indirectly all of the trust common securities issued by each SNH Capital Trust. The trust common securities will rank on parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and during continuance of an event of default under the declaration of trust of a SNH Capital Trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. In connection with the issuance of trust preferred securities by a SNH Capital Trust, we or our subsidiaries will acquire trust common securities of such SNH Capital Trust having an aggregate liquidation amount equal to a minimum of 3% of the total capital of such SNH Capital Trust. Each SNH Capital Trust will have a term of at least 20 but no more than 50 years, but may terminate earlier as provided in its declaration of trust.

        Each SNH Capital Trust's business and affairs will be conducted by its trustees. The holders of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each SNH Capital Trust. The duties and obligations of the trustees will be governed by the SNH Capital Trust's declaration of trust. At least one of the trustees of each SNH Capital Trust will be a person who is one of our officers or trustees or who is affiliated with us. One trustee of each SNH Capital Trust will be a financial institution that is not affiliated with us, or a Property Trustee, which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, pursuant to the terms set forth in the applicable prospectus supplement.

        We will pay all fees and expenses related to each SNH Capital Trust and any offering of the trust preferred securities. The principal place of business of each SNH Capital Trust is c/o Senior Housing Properties Trust at 400 Centre Street, Newton, Massachusetts 02458 (telephone: (617) 796-8350).

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our unsecured revolving credit facility or other debt. Unless otherwise described in a prospectus supplement, each SNH Capital Trust will use the net proceeds from the sale of any securities under this prospectus to purchase our debt securities. Until the proceeds from a sale of securities by us or any SNH Capital Trust are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

        We will not receive any of the proceeds of the sale by selling security holders of the securities covered by this prospectus.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where You Can Find More Information." You may also review our December 20, 2001 senior debt indenture at the corporate trust offices of U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110. This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

        The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. Our senior unsecured debt securities will be issued under the Indenture, dated as of December 20, 2001, between us and U.S. Bank National Association (as successor trustee to State Street Bank and Trust Company), as it may be amended, supplemented, or otherwise modified from time to time, or under one or more other indentures between us and that bank or another trustee. Our other debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

General

        We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is a part, three separate forms of indenture, one for the senior securities, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

        We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

        We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

        The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

  •
  the title and series designation and whether they are senior securities, senior subordinated securities or junior subordinated securities;

  •
  the aggregate principal amount of the securities;

  •
  the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

  •
  if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

  •
  the stated maturity date;

  •
  any fixed or variable interest rate or rates per annum;

  •
  the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

  •
  the date from which interest may accrue and any interest payment dates;

  •
  any sinking fund requirements;

  •
  any provisions for redemption, including the redemption price and any remarketing arrangements;

  •
  whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

  •
  whether the amount of payments of principal or premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

  •
  the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

  •
  whether we will issue the debt securities in certificated or book-entry form;

  •
  whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

  •
  whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

  •
  whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

  •
  the subordination provisions, if any, relating to the debt securities; and

  •
  if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered.

        We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

        Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

        Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

        If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

  •
  to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

  •
  in any other lawful manner, all as the applicable indenture describes.

        You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

        You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

        You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

        Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

  •
  If we merge out of existence or sell all our assets, the other company must be an entity organized under the laws of a state or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

  •
  Immediately after the merger, sale of assets or other transaction, we may not be in default on our debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain Covenants

        Existence.    Except as permitted as described above under "—Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

        Provisions of Financial Information.    Whether or not we remain required to do so under the Exchange Act, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

        Additional Covenants.    Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities, will be described in the applicable prospectus supplement.

Events of Default and Related Matters

        Events of Default.    The term "event of default" for any series of debt securities means any of the following:

  •
  We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date;

  •
  We do not pay interest on a debt security of that series within 30 days after its due date;

  •
  We do not deposit any sinking fund payment for that series within 30 days after its due date;

  •
  We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

  •
  We default under any of our other indebtedness in an aggregate principal amount $25,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

  •
  We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

  •
  Any other event of default described in the applicable prospectus supplement occurs.

        The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended, or the Securities Act.

        Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

        The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

        Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  You must give the trustee written notice that an event of default has occurred and remains uncured;

  •
  The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

  •
  The trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

        Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

        There are three types of changes we can make to the indentures and the debt securities:

        Changes Requiring Your Approval.    First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

  •
  change the stated maturity of the principal or interest on a debt security;

  •
  reduce any amounts due on a debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

  •
  change the currency of payment on a debt security;

  •
  impair your right to sue for payment;

  •
  modify the subordination provisions, if any, in a manner that is adverse to you;

  •
  reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

  •
  reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

  •
  waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

  •
  modify any of the foregoing provisions.

        Changes Requiring a Majority Vote.    The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "—Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

        Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

        Further Details Concerning Voting.    Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "—Discharge, Defeasance and Covenant Defeasance—Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Defeasance and Covenant Defeasance

        Discharge.    We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

        Full Defeasance.    We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

  •
  We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

  •
  The current federal tax law must be changed or an Internal Revenue Service, or IRS, ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

  •
  We must deliver to the trustee a legal opinion confirming the tax law change or IRS ruling described above.

        If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

        Covenant Defeasance.    Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

        If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

  •
  any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

  •
  any subordination provisions; and

  •
  certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Conversion Rights

        The terms and conditions, if any, upon which the debt securities are convertible into common or preferred shares will be set forth in the applicable prospectus supplement. Such terms will include whether the debt securities are convertible into common or preferred shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our real estate investment trust status under the Internal Revenue Code of 1986, as amended, or the Code.

Subordination

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

  •
  the indebtedness ranking senior to the debt securities being offered;

  •
  the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

  •
  the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

  •
  provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

        We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the applicable prospectus supplement. We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, and will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any global securities. We will describe additional or differing terms of the depositary arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the clearance and settlement among direct participants of securities transactions through electronic computerized book-entry changes in direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

        Upon the issuance of a registered global security, DTC will credit, on its book-entry registration and transfer system, the direct participants' accounts with the respective principal or face amounts of the debt securities beneficially owned by the direct participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of direct participants, and on the records of direct participants, with respect to interests of persons holding through direct participants.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities evidenced by a global note for all purposes under the indentures. Except as described below, as an owner of a beneficial interest in debt securities evidenced by a global note you will not be entitled to have any of the debt securities evidenced by such global note registered in your name, you will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and you will not be considered the owner or holder thereof under the indentures for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, you must rely on the procedures of DTC and, if you are not a direct participant, on the procedures of the direct participant through which you own your interest, to exercise any rights of a "holder" under the indentures. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to own, pledge or transfer beneficial interests in any global note.

        To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Payments of principal and interest or additional amounts, if any, will be made by us to Cede & Co., as nominee of DTC, in immediately available funds and it is our responsibility. DTC's practice is to credit the accounts of direct participants on the applicable payment date in accordance with their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by direct participants to the beneficial owners of debt securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of DTC's direct participants. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of DTC. Disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. Redemption notices with respect to any debt securities will be sent to DTC. If less than all of the debt securities are to be redeemed, DTC's practice is to determine by lot the amount of interest of each direct participant in such issue to be redeemed.

        Neither we nor the trustee nor any other agent of ours or any agent of the trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent to vote with respect to the debt securities unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy). We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indentures, DTC would authorize the direct participants holding the relevant beneficial interest to give or take such action, and such direct participants would authorize beneficial owners through such direct participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Debt securities which are evidenced by a global note will be exchangeable for certified debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed within 90 days;

  •
  there shall have occurred and be continuing an event of default; or

  •
  we determine not to require all of the debt securities to be evidenced by a global note and notify the trustee of our decision, in which case we will issue individual debt securities in denominations of $1,000 and integral multiples thereof.

        The information in this prospectus concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

        Our declaration of trust authorizes us to issue up to an aggregate of 150,000,000 shares of beneficial interest, of which 149,700,000 are currently designated as common shares and 300,000 are currently designated as junior participating preferred shares. As of June 30, 2009, we had 120,464,198 common shares issued and outstanding. In connection with the adoption of our shareholders' rights plan, our board has designated 300,000 junior participating preferred shares, par value $.01 per share, which are described more fully below under "Junior Participating Preferred Shares."

        Our declaration of trust contains a provision permitting our board, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

Common Shares

        The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

        Except as otherwise described in any applicable prospectus supplement, all of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

  •
  to receive distributions on our shares if, as and when authorized by our board and declared by us out of assets legally available for distribution; and

  •
  to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Holders of our common shares do not have cumulative voting rights in the election of trustees.

        Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shareholders have no preemptive rights to subscribe for any of our securities.

        For other information with respect to our common shares, including effects that provisions in our declaration of trust and bylaws may have in delaying, deferring or preventing a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

Preferred Shares

        The following is a summary of the material terms of our currently authorized, but unissued preferred shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust, including the applicable articles supplementary, and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of our securities described in the applicable prospectus supplement.

        General.    Our declaration of trust authorizes our board to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our authorized and unissued preferred shares. These may include:

  •
  the distinctive designation of each series and the number of shares that will constitute the series;

  •
  the voting rights, if any, of shares of the series;

  •
  the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions accumulate and are payable;

  •
  the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

  •
  the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

  •
  any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

  •
  if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

  •
  whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

        The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

        The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust, including any applicable articles supplementary, and our bylaws.

        The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

  •
  the description of the preferred shares;

  •
  the number of the preferred shares offered;

  •
  the voting rights, if any, of the holders of the preferred shares;

  •
  the offering price of the preferred shares;

  •
  the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

  •
  the date from which distributions on the preferred shares shall accumulate;

  •
  the provisions for any auctioning or remarketing, if any, of the preferred shares;

  •
  the provision, if any, for redemption or a sinking fund;

  •
  the liquidation preference per share;

  •
  any listing of the preferred shares on a securities exchange;

  •
  whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

  •
  whether interests in the preferred shares will be represented by depositary shares as more fully described below under "Description of Depositary Shares";

  •
  a discussion of federal income tax considerations;

  •
  the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

  •
  any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

  •
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

  •
  any other specific preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the preferred shares.

        As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

        Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

Distributions

        Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and we must declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom distributions are payable.

        Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

        If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

        We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

        We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

        If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

        The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

        If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

        For these purposes, our consolidation or merger with or into any other trust or corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

Voting Rights

        Holders of our preferred shares will not have any voting rights, except as shown below or as otherwise from time to time specified in the applicable prospectus supplement.

        Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares will be entitled to elect two additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series.

        Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

  •
  authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

  •
  reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

  •
  create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

  •
  amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

        The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

        As more fully described under "Description of Depositary Shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

Junior Participating Preferred Shares

        The following is a summary of the material terms of our junior participating preferred shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        In connection with the adoption of our shareholders rights plan described below, our board has established an authorized but unissued class of 300,000 junior participating preferred shares, par value $.01 per share. See "Description of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Rights Plan," for a summary of our shareholders' rights plan. Certain preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our junior participating preferred shares, when and if issued, are described below.

        If issued, the holder of each junior participating preferred share is entitled to quarterly dividends in the greater amount of $5.00 or 1,000 times the quarterly per share dividend, whether cash or otherwise, declared upon our common shares. Dividends on the junior participating preferred shares are cumulative. Whenever dividends on the junior participating preferred shares are in arrears, we may not declare or pay dividends, make other distributions on, or redeem or repurchase our common shares or other shares ranking junior to the junior participating preferred shares. If we fail to pay such dividends for six quarters, the holders of the junior participating preferred shares will be entitled to elect two trustees.

        If issued, the holder of each junior participating preferred share is entitled to 1,000 votes on all matters submitted to a vote of the shareholders, voting (unless otherwise provided in our declaration of trust or bylaws) together with holders of our common shares as one class. The junior participating preferred shares are not redeemable. Upon our liquidation, dissolution or winding up, the holders of our junior participating preferred shares are entitled to a liquidation preference of $1,000 per share plus the amount of any accrued and unpaid dividends, prior to payment of any distribution in respect of our common shares or any other shares ranking junior to the junior participating preferred shares. Following payment of this liquidation preference, the holders of junior participating preferred shares are not entitled to further distributions until the holders of our common shares have received an amount per common share equal to the liquidation preference paid on the junior participating preferred shares divided by 1,000, adjusted to reflect events such as share splits, share dividends and recapitalizations affecting our common shares. Following the full payment of this amount to the common shareholders, holders of junior participating preferred shares are entitled to participate proportionately on a per share basis with holders of our common shares in the distribution of the remaining assets to be distributed in respect of shares in the ratio of one one thousandth of the liquidation preference to one, respectively. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the junior participating preferred shares are subject to the superior preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any senior series or class of our preferred shares which our board shall, from time to time, authorize and issue.

DESCRIPTION OF DEPOSITARY SHARES

General

        The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which will be filed as exhibits to the registration statement of which this prospectus is part prior to an offering of depositary shares. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

        We may, at our option, elect to offer fractional interests in shares of preferred shares, rather than shares of preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

        A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

        If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Shares

        You may receive the number of whole shares of your series of preferred shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of Depositary Shares

        If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out an instruction to vote or for the effect of any such vote made so long as the action or inaction of the depositary is in good faith and is not the result of the depositary's gross negligence or willful misconduct.

Liquidation Preference

        Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Shares

        The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

        As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

  •
  no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

  •
  the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

  •
  if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a Maryland REIT or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

  •
  all depositary shares have been redeemed;

  •
  there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

  •
  each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of depositary receipts upon reasonable notice.

        Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

 DESCRIPTION OF WARRANTS

        The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of warrants and the warrant agreement which will be filed as exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement.

        We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares, common shares or trust preferred shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the forms of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

        In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

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  the offering price;

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  the currencies in which such warrants are being offered;

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  the number of warrants offered;

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  the securities underlying the warrants;

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  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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  the date on which the warrants will expire;

  •
  federal income tax consequences;

  •
  the rights, if any, we have to redeem the warrants;

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  the name of the warrant agent; and

  •
  the other terms of the warrants.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

        The warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEE

Trust Preferred Securities

        The following is a summary of the material terms of the trust preferred securities and the amended and restated trust agreement of each SNH Capital Trust. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of amended and restated trust agreement which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is part. If and when trust preferred securities are issued by a SNH Capital Trust, its current declaration of trust will be replaced by an amended and restated trust agreement which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities. Each SNH Capital Trust will file any final amended and restated trust agreement if it issues trust preferred securities. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

        The trust agreement of each SNH Capital Trust will be subject to, and governed by, the Trust Indenture Act. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

        The trust preferred securities will have the terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act. A prospectus supplement will describe the specific terms of the trust preferred securities that a SNH Capital Trust is offering, including:

  •
  the distinctive designation of trust preferred securities;

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  the number of trust preferred securities issued by the SNH Capital Trust;

  •
  the annual distribution rate, or method of determining the rate, for trust preferred securities and the date(s) upon which distributions will be payable;

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  whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date(s) from which distributions on trust preferred securities will be cumulative;

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  the amount or amounts that will be paid out of the assets of the SNH Capital Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding up or termination of that SNH Capital Trust;

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  any terms and conditions under which trust preferred securities may be converted into our shares of beneficial interest, including the conversion price per share and any circumstances under which the conversion right will expire;

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  any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities;

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  any obligation of the SNH Capital Trust to purchase or redeem trust preferred securities and the price(s) at which, the period(s) within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under that obligation;

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  any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the trust agreement; and

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  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the trust agreement or with applicable law.

        Under the trust agreement, the Property Trustee will own a series of our debt securities purchased by the SNH Capital Trust for the benefit of the holders of its trust preferred securities and the trust common securities. The payment of distributions out of money held by the SNH Capital Trusts, and payments upon redemption of trust preferred securities or liquidation of the SNH Capital Trusts, will be guaranteed by us to the extent described under "—Trust Guarantee." The debt securities purchased by a SNH Capital Trust may be senior or subordinated and may be convertible, as described in the applicable prospectus supplement.

        Certain United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

        In connection with the issuance of trust preferred securities, each SNH Capital Trust will also issue one series of trust common securities. The trust agreement will authorize the trustees, other than the Property Trustee, of the SNH Capital Trust to issue on behalf of the SNH Capital Trust one series of trust common securities having such terms as will be set forth in the trust agreement. These terms will include distributions, conversion, redemption, voting, liquidation rights and any restrictions as may be contained in the trust agreement.

        Except as otherwise provided in the prospectus supplement, the terms of the trust common securities will be substantially identical to the terms of the trust preferred securities. The trust common securities will rank on parity with, and payments will be made on the trust common securities pro rata with the trust preferred securities, except that, upon an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the holders of the trust common securities will also have the right to vote and appoint, remove or replace any of the trustees of the SNH Capital Trust. All of the trust common securities of each SNH Capital Trust will be directly or indirectly owned by us.

Trust Guarantee

        We will execute and deliver a guarantee concurrently with the issuance by each SNH Capital Trust of its trust preferred securities, for the benefit of the holders from time to time of the trust preferred securities. The applicable prospectus supplement will describe any significant differences between the actual terms of our guarantee and the summary below. The following is a summary of the material terms of our guarantee. Because it is a summary, it does not contain all information that may be important to you. If you want more information, you should refer to the full text of our guarantee, including the definitions of the terms used and not defined in this prospectus or the related prospectus supplement and those terms made a part of the guarantee by the Trust Indenture Act. The form of trust guarantee is filed as an exhibit to this registration statement of which this prospectus is a part.

        General.    We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantee, to pay in full to the holders of trust preferred securities the guaranteed payments, except to the extent paid by the SNH Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the SNH Capital Trust may have or assert. The following payments, to the extent not paid by the SNH Capital Trust, will be subject to our guarantee:

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  any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the SNH Capital Trust has funds legally available therefor;

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  the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by the SNH Capital Trust; and

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  upon a liquidation of a SNH Capital Trust, other than in connection with the distribution of our subordinated debt securities to the holders of the trust preferred securities or the redemption of all of the trust preferred securities issued by that SNH Capital Trust, the lesser of:

  (1)
  the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

  (2)
  the amount of assets of the SNH Capital Trust remaining available for distribution to holders of trust preferred securities in liquidation of that SNH Capital Trust.

        Our obligation to make a guarantee payment may be satisfied by the SNH Capital Trust's direct payment of the required amounts to the holders of trust preferred securities or by causing the SNH Capital Trust to pay the amount to the holders.

        Amendment and Assignment.    Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, a trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding affected trust preferred securities. The manner of obtaining any approval of the holders will be described in our prospectus supplement. All guarantees and agreements contained in our guarantee will bind our successors and assigns and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

        Termination.    Our guarantee will terminate:

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  upon full payment of the redemption price of all related trust preferred securities;

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  upon distribution of our debt securities held by the SNH Capital Trust to the holders of the trust preferred securities; or

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  upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of the SNH Capital Trust.

        Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the guarantee. If the debt securities purchased by the SNH Capital Trust or our guarantee are subordinated, the applicable subordination provisions will provide that in the event payment is made on the subordinated debt securities or the subordinated guarantee in contravention of the subordination provisions, such payments will be paid over to the holders of our senior debt securities.

        Ranking of Our Guarantee.    Each guarantee may be our secured or unsecured obligation and may be senior or subordinated, as described in the applicable prospectus supplement. The trust agreement will provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions, if any, and other terms of the guarantee.

        Our guarantee will constitute a guarantee of payment and not of collection. The guarantee will be deposited with the Property Trustee to be held for the benefit of the trust preferred securities. The Property Trustee will have the right to enforce our guarantee on behalf of the holders of the trust preferred securities. The holders of not less than a majority in aggregate liquidation amount of the affected trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of our guarantee, including the giving of directions to the Property Trustee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under our guarantee, without first instituting a legal proceeding against the related SNH Capital Trust, or any other person or entity. Our guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the SNH Capital Trust, and by complete performance of all obligations under the guarantee.

        Governing Law.    Our guarantee will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

        We are organized as a Maryland REIT. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

        Our declaration of trust and bylaws provide that our board will establish the number of trustees. The number of trustees constituting our entire board may be increased or decreased from time to time only by a vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies.

        Our declaration of trust divides our board into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year.

        We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares voting at the meeting are able to elect all of the successors of the class of trustees whose term expires at that meeting.

        The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board.

        Under our bylaws, our trustees are qualified as "independent trustees" or "managing trustees", and our bylaws require that (except for temporary periods due to vacancies) a majority of the trustees holding office will at all times be independent trustees. For those purposes, an "independent trustee" is not involved in our day to day activities, is not an employee of our manager, Reit Management & Research LLC, or RMR, and qualifies as independent under our declaration of trust and applicable rules of the NYSE. A "managing trustee" is a trustee who is not an independent trustee and who has been an employee of RMR or has been involved in our day to day activities for at least one year prior to his or her election. Our board is currently composed of three independent trustees and two managing trustees.

        Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the shares entitled to vote on the matter. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

        Shareholder recommendations for nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as trustees who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the chair of our Nominating and Governance Committee at our principal executive offices within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws, including those described below, and applicable state and federal laws. Any such notice must be accompanied by the same information, copies of share certificates and other documents as described below. Our Nominating and Governance Committee may request additional information about the shareholder nominee or about a recommending shareholder. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our bylaws, including the procedures discussed below.

        Shareholder nominations and proposals at annual meetings.    Our bylaws require compliance with certain procedures for a shareholder to properly propose a nomination for election to our board or other business. If a shareholder who is entitled to do so under our bylaws wishes to propose a person for election to our board or other business, that shareholder must provide a written notice to our secretary. The shareholder giving notice must (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice (this requirement will not apply until April 1, 2010 with respect to a shareholder who continuously holds from and after April 1, 2009 shares entitled to vote at the meeting on such election or proposal of other business, as the case may be), (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting, (iii) be present at the meeting to answer questions about the nomination or other business and (iv) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our bylaws.

        The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. With respect to nominations, the notice must state whether the nominee is proposed for nomination as an independent trustee or a managing trustee. In addition, at the same time as or prior to the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our secretary (i) evidence satisfactory to our board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our board in its discretion. Additionally, if (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if approved, implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to us (x) evidence satisfactory to our board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our board in its discretion.

        Under our bylaws, in order for a shareholder's notice of nominations for trustee or other business to be properly brought before an annual meeting of shareholders, the shareholder must deliver the notice to our secretary at our principal executive offices not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. If the date of the proxy statement for the annual meeting is more than 30 days earlier than the first anniversary of the date of the proxy statement for the preceding year's annual meeting, other time requirements may be applicable to shareholder notices, as specified in our bylaws. In addition, no shareholder may give a notice to nominate or propose other business unless the shareholder holds a certificate for all our shares of beneficial interest owned by such shareholder during all times described in the first paragraph of this section "—Shareholder nominations and other proposals at annual meetings," and a copy of each certificate held by the shareholder must accompany the shareholder's notice. Also, we may request that any shareholder proposing a nominee for election to our board or other business at a meeting of our shareholders provide us, within three business days of such request, with written verification of the information submitted by the shareholder as well as other information.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our board or other business for consideration at an annual meeting is only a summary and is not complete. Our bylaws, including the provisions which concern the requirements for shareholder nominations and other proposals, are filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Meetings of Shareholders

        Meetings of shareholders may be called only by our board.

Liability and Indemnification of Trustees and Officers

        To the maximum extent permitted by Maryland law, our declaration of trust includes provisions limiting the liability of our present and former trustees and officers for money damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees or officers. Our declaration of trust also obligates us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

        The laws relating to Maryland REITs, or the Maryland REIT Law, permit a REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        We have also entered into indemnification agreements with our trustees and certain of our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

        The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Shareholder Liability

        Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a REIT solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

        Our declaration of trust and bylaws provide that any shareholder who violates the declaration of trust or bylaws will indemnify us and hold us harmless from and against all costs, expenses, penalties, fines and other amounts, including attorneys' and other professional fees, arising from the shareholder's violation, together with interest on such amounts.

Transactions with Affiliates

        Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by fiduciaries, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates.

Voting by Shareholders

        Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our bylaws shareholders do not have the right to take any action by written consents instead of a vote at a shareholders meeting.

Restrictions on Transfer of Shares

        Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with real estate investment trust compliance under the Code and otherwise to promote our orderly governance. These restrictions do not apply to HRPT, RMR or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

        Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code more than 9.8% of the number or value of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a real estate investment trust.

        Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as our board of trustees determines that it is in our best interest to qualify as a real estate investment trust, the board may not grant an exemption if the exemption would result in us failing to qualify as a real estate investment trust. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would adversely affect our ability to acquire additional properties; and

  •
  whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies.

        In addition, our board of trustees may require rulings from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, as it may deem necessary or advisable in order to determine or ensure our status as a real estate investment trust.

        If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us, or if the charitable trust would not be effective for any reason to prevent violation, then the transfer of these excess shares will be void ab initio. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions and will not possess any rights to vote. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

        Within 20 days after receiving notice from us that its shares have been transferred to a charitable trust, the trustee will sell the shares held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  The prohibited owner will receive the lesser of:

  (1)
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the charitable trust; and

  (2)
  the price per share received by the trustee from the sale of the shares held in the charitable trust.

  •
  Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

        If, prior to our discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

    (1)
    those shares will be deemed to have been sold on behalf of the charitable trust; and

    (2)
    to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by a trustee, the prohibited owner must pay the excess to the trustee upon demand.

        Also, shares held in the charitable trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

    (1)
    the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

    (2)
    the market price on the date we or our designee accepts the offer.

        We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and to provide to us such other information as we may request.

        Every owner of 5% or more of all classes or series of our shares is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Code or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a real estate investment trust, to determine our compliance with the requirements of any taxing authority or government and to determine and ensure compliance with the foregoing share ownership limitations.

        The restrictions in our declaration of trust described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Regulatory Compliance and Disclosure

        Our bylaws provide that any shareholder who, by virtue of such shareholder's ownership of our shares of beneficial interest or actions taken by the shareholder affecting us, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on us or any of our subsidiaries shall promptly take all actions necessary and fully cooperate with us to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting our business, assets, operations or prospects or any of our subsidiaries. If the shareholder fails or is otherwise unable to promptly take such actions so to cause satisfaction of such requirements or regulations, such shareholder shall promptly divest a sufficient number of our shares necessary to cause the application of such requirement or regulation to not apply to us or any of our subsidiaries. If the shareholder fails to cause such satisfaction or divest itself of such sufficient number of our shares by not later than the 10th day after triggering such requirement or regulation referred to in the bylaws, then any of our shares beneficially owned by such shareholder at and in excess of the level triggering the application of such requirement or regulation shall, to the fullest extent permitted by law, be deemed to constitute shares held in violation of the ownership limitations set forth in the declaration of trust. Also, our bylaws provide that if the shareholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such 10 day period, we may take all other actions which the board deems appropriate to require compliance or to preserve the value of our assets; and we may charge the offending shareholder for our costs and expenses as well as any damages which may result.

        Our bylaws also provide that if a shareholder, by virtue of such shareholder's ownership of our shares of beneficial interest or its receipt or exercise of proxies to vote shares owned by other shareholders, would not be permitted to vote such shareholder's shares or proxies for such shares in excess of a certain amount pursuant to applicable law but the board determines that the excess shares or shares represented by the excess proxies are necessary to obtain a quorum, then such shareholder shall not be entitled to vote any such excess shares or proxies, and instead such excess shares or proxies may, to the fullest extent permitted by law, be voted by the Advisor (as defined in our declaration of trust) or another person designated by the board, in proportion to the total shares otherwise voted on such matter.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland REITs like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's shares; or

  •
  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the MGCL if the board approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the acquiring person. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. This provision also applies to Maryland REITs. The MGCL provides that control shares of a Maryland REIT acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the MGCL does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our bylaws contain a provision exempting from the control share statute of the MGCL any and all acquisitions by any person of our shares. This provision may be amended or eliminated at any time in the future.

Rights Plan

        In March 2004, our board adopted a shareholders' rights plan which provides for the distribution of one junior participating preferred share purchase right for each common share. Each right entitles the holder to buy 1/1,000th of a junior participating preferred share (or in certain circumstances, to receive cash, property, common shares or our other securities) at an exercise price of $35 per 1/1,000th of a junior participating preferred share. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the junior participating preferred shares are summarized above under "Junior Participating Preferred Shares."

        Initially, the rights are attached to common shares. The rights will separate from the common shares upon a rights distribution date which is the earlier of (1) 10 business days following a public announcement by us that a person or group of persons beneficial ownership of 10% or more of the outstanding common shares or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 10% or more of the outstanding common shares. In each instance, the board may determine that the distribution date will be a date later than 10 days following the triggering event.

        Until they become exercisable, the rights will be evidenced by the certificates for common shares, if any, and will be transferred with and only with such common shares. The surrender for transfer of any certificates for common shares outstanding will also constitute the transfer of the rights associated with the common shares evidenced by such certificates.

        The rights are not exercisable until a rights distribution date and, under the rights plan, will expire at the close of business on April 10, 2014, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder thereof, as such, has no rights as a shareholder of us including, without limitation, the right to vote or to receive dividends.

        Upon the occurrence of a "flip-in event", each holder of a right will have the ability to exercise it for a number of common shares (or, in certain circumstances, other property) having a current market price equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of a "flip-in event", all rights that are, or were held by beneficial owners of 10% or more of our common shares will be void in several circumstances described in the rights agreement. Rights will not be exercisable following the occurrence of any "flip-in event" until the rights are no longer redeemable by us as set forth below. A "flip-in event" occurs when a person or group of persons acquires more than 10% of the beneficial ownership of the outstanding common shares pursuant to any transaction other than a tender or exchange offer for all outstanding common shares on terms which a majority of our independent trustees determine to be fair to and otherwise in the best interests of us and our shareholders.

        A "flip-over event" occurs when, at any time on or after the announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares, we take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) in which we are not the surviving entity or the common shares are changed or exchanged or 50% or more of our assets or earning power is sold or transferred. Upon the occurrence of a "flip-over event" each holder of a right (except rights which previously have been voided, as set forth above) will have the option to exchange their right for a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

        The purchase price and the number of junior participating preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We will make a cash payment in lieu of any fractional shares resulting from the exercise of any right. We have 10 days from the date of an announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares to redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option in cash, common shares or other consideration as our board may determine. Immediately upon the effectiveness of the action of our board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        The terms of the rights may be amended by our board prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board only in order to:

  •
  cure ambiguities, defects or inconsistencies;

  •
  make changes which do not adversely affect the interests of holders of rights (other than the rights of a person that has obtained beneficial ownership of more than 10% of our outstanding shares and certain other related parties); or

  •
  shorten or lengthen any time period under the rights agreement.

        However, no amendment to lengthen the time period governing redemption is permitted to be made at such time as the rights are not redeemable.

Amendment to our Declaration of Trust, Dissolution and Mergers

        Under the Maryland REIT Law, a REIT generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of any of the foregoing actions by a majority of shares entitled to vote on these actions provided the action in question has been approved by our board of trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions will be the majority of shares voted. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board. Our declaration of trust also permits our board to effect changes in our unissued shares, as described more fully above, and to change our name without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board may amend any other provision of our declaration of trust without shareholder approval. The Maryland REIT Law provides that a majority of our entire board, without action by the shareholders, may amend our declaration of trust to change our name or to change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

        The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

  •
  the limitation on ownership and acquisition of more than 9.8% of our shares;

  •
  the classification of our board into classes and the election of each class for three-year staggered terms;

  •
  the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

  •
  the fact that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

  •
  the provision that only our board may call meetings of shareholders;

  •
  the advance notice requirements for shareholder nominations for trustees and other proposals;

  •
  the control share acquisition provisions of the MGCL, if the applicable provision in our bylaws is rescinded;

  •
  the business combination provisions of the MGCL, if the applicable resolution of our board is rescinded or if our board's approval of a combination is not obtained; and

  •
  the power of our board to authorize and to cause us to issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

SELLING SECURITY HOLDERS

        Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC which are incorporated into this prospectus by reference.

 PLAN OF DISTRIBUTION

Sales by Us

        We and/or the SNH Capital Trusts may sell the offered securities (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Some or all of the securities that we or the SNH Capital Trusts offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we or the SNH Capital Trusts sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, neither we nor the SNH Capital Trusts can assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

        If dealers are used in the sale of securities, we and/or the SNH Capital Trusts will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We and/or the SNH Capital Trusts will include in the prospectus supplement the names of the dealers and the terms of the transaction.

        We and/or the SNH Capital Trusts may sell the securities directly. In this case, no underwriters or agents would be involved. We and/or the SNH Capital Trusts may also sell the securities through agents designated from time to time. In the prospectus supplement, we and/or the SNH Capital Trusts will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we and/or the SNH Capital Trusts inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We and/or the SNH Capital Trusts may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We and/or the SNH Capital Trusts will describe the terms of any such sales in the prospectus supplement.

        If we and/or the SNH Capital Trusts so indicate in the prospectus supplement, we and/or the SNH Capital Trusts may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

        We and/or the SNH Capital Trusts may have agreements with the agents, dealers and underwriters to indemnify them against specified liabilities, including liabilities under the federal securities laws or to contribute to the payments that the agents, dealers or underwriters may be required to make in respect of those liabilities. Indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments that the agents, dealers or underwriters may be required to make in respect of those liabilities. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

        Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

Sales by Selling Security Holders

        The selling security holders may resell or redistribute the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling security holders (including but not limited to persons who receive securities from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to "selling security holders" in this prospectus. The selling security holders may sell the securities by one or more of the following methods, without limitation:

  •
  block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

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  an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed;

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  ordinary brokerage transactions and transactions in which the broker solicits purchases;

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  an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

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  privately negotiated transactions, directly or through agents;

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  short sales;

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  through the writing of options on the securities, whether or not the options are listed on an options exchange;

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  through the distribution of the securities by any security holders to its partners, members or stockholders;

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  one or more underwritten offerings;

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  agreements between a broker or dealer and any security holder to sell a specified number of the securities at a stipulated price per share; and

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  any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

        The security holders may also transfer the securities by gift.

        The selling security holders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling security holder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell securities acting as agent for a selling security holder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

        From time to time, one or more of the selling security holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of a selling security holder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling security holder's securities will otherwise remain unchanged. In addition, a selling security holder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

        The selling security holders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

        A selling security holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling security holder, including, without limitation, in connection with distributions of the securities by those broker- dealers. A selling security holder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling security holder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

        The selling security holders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

        We may agree to indemnify the selling security holders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of the securities, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify us, the other selling security holders and any underwriter or other person who participates in the offering of the securities, against specified liabilities arising from information provided by the selling security holders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws. In each case, indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments the underwriters may be required to make in respect of those liabilities. The selling security holders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the securities against specified liabilities arising under the federal securities laws in connection with the offering and sale of the securities.

        We will not receive any proceeds from sales of any securities by the selling security holders.

        We cannot assure you that the selling security holders will sell all or any portion of the securities offered hereby.

        To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a selling security holder, we will file a prospectus supplement setting forth:

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  the aggregate number of securities to be sold;

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  the purchase price;

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  the public offering price;

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  if applicable, the names of any underwriter, agent or broker-dealer; and

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  any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

        If a selling security holder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

VALIDITY OF THE OFFERED SECURITIES

        Sullivan & Worcester LLP, as to certain matters of New York law, and Venable LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Sullivan & Worcester LLP and Venable LLP represent Five Star Quality Care, Inc. and certain of its affiliates on various matters. Sullivan & Worcester LLP also represents RMR, our manager, and certain of its affiliates on various matters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at www.sec.gov or by accessing our internet site at www.snhreit.com. Website addresses are included in this prospectus as textual references only and the information in such websites is not incorporated by reference into this prospectus or related registration statement.

        Our common shares are traded on the NYSE under the symbol "SNH," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of the initial filing of the registration statement of which this prospectus is a part made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities made by this prospectus is completed or terminated:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

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  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009;

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  our Current Reports on Form 8-K dated January 9, 2009, January 30, 2009, February 3, 2009, February 4, 2009, April 8, 2009, May 19, 2009 and July 7, 2009;

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, from our definitive Proxy Statement for our 2009 Annual Meeting of Shareholders filed March 30, 2009;

  •
  the description of our common shares contained in our registration statement on Form 8-A dated September 21, 1999; and

  •
  the description of our junior participating preferred share rights contained in our registration statement on Form 8-A dated March 18, 2004.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 796-8350, Attention: Investor Relations.

 STATEMENT CONCERNING LIMITED LIABILITY

        THE ARTICLES OF AMENDMENT AND RESTATEMENT OF THE DECLARATION OF TRUST ESTABLISHING SENIOR HOUSING PROPERTIES TRUST, DATED SEPTEMBER 20, 1999, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "SENIOR HOUSING PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST, AS SO AMENDED AND SUPPLEMENTED, COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SENIOR HOUSING PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SENIOR HOUSING PROPERTIES TRUST. ALL PERSONS DEALING WITH SENIOR HOUSING PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF SENIOR HOUSING PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

$

% Senior Notes due 20

PROSPECTUS SUPPLEMENT
January    , 2011

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